Exhibit 99

Contact:

Roger R. Hopkins, Chief Accounting Officer

(615) 890-9100

National Health Investors Closes on $100 Million Revolving Credit Facility

MURFREESBORO, Tenn. (February 1, 2010) - National Health Investors, Inc. (NYSE: NHI) announced today it has closed on a $100 million unsecured revolving credit facility to fund new healthcare real estate investments. The new credit facility, which was provided by Regions Bank as agent and Pinnacle National Bank as a participating bank, bears interest at a margin of 250 basis points over LIBOR with a floor of 1% and matures in February 2011.

Justin Hutchens, NHI President and COO stated, “This new credit facility provides NHI the available capacity and flexibility to make additional high-quality real estate investments in 2010.  Additionally, NHI will continue to review long term capital strategies for its new investments that will maximize returns to our shareholders.”

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, and an acute care hospital.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com ..

-END-